Exhibit 16


               [KARLINS, ARNOLD & CORBITT, P.C. LETTERHEAD]

                                        December 6, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by U S Industrial Services, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated
November 23, 1999. We agree with the statements concerning our Firm in such Form 8-K, except that we have no basis to comment on the statements made in the first and fifth paragraphs under Item 4.

                                       Very truly yours,

                                       /s/ Karlins, Arnold & Corbitt, P.C.
                                           Mike Karlins
                                           Karlins, Arnold & Corbitt, P.C.


The Woodlands, Texas
December 6, 1999